EXHIBIT 99.1

NEWS RELEASE
Cleveland-Cliffs Announces New Chief Financial Officer
CLEVELAND - February 12, 2019 - Cleveland-Cliffs Inc. (NYSE: CLF) announced today that Keith A. Koci has been appointed Executive Vice President, Chief Financial Officer of the company, effective immediately. Mr. Koci replaces Timothy K. Flanagan, who will be leaving the company, effective immediately.
Mr. Koci joins Cliffs from Metals USA Holdings Corp., where he served most recently as its Senior Vice President and Chief Financial Officer. Prior to that role, Mr. Koci served as Metals USA’s Senior Vice President, Business Development from 2006 to 2013; its Vice President, Corporate Controller from 2004 to 2005; its Director of Budgeting from 2003 to 2004; and its Regional Controller of the Flat Rolled Group from 1998 to 2003.
Regarding the departure of Mr. Flanagan and the appointment of Mr. Koci, Cleveland-Cliffs’ Chairman, President and Chief Executive Officer, Lourenco Goncalves, stated: I appreciate the work done by Tim Flanagan during the last several years with Cleveland-Cliffs. We accomplished many great things with Tim serving as an important part of the team, and I wish him the very best in his future endeavors. I am also very pleased that Keith Koci will relocate to Cleveland and, once again, work side-by-side with me. Keith was instrumental to me at Metals USA, through listing the company’s stock on the Nasdaq in 2003, taking it private in 2005, then IPO’ing it in 2010, and finally selling it to a strategic buyer in 2013. Additionally, during the ten-year period we worked together at Metals USA, Keith was my key player in the execution of several strategic acquisitions, each one with a different level of financial complexity. Mr. Goncalves concluded: I believe Keith Koci is, at this time, the right person to lead Cleveland-Cliffs’ Finance Department.
About Cleveland-Cliffs Inc.
Founded in 1847, Cleveland-Cliffs Inc. is the largest and oldest independent iron ore mining company in the United States. We are a major supplier of iron ore pellets to the North American steel industry from our mines and pellet plants located in Michigan and Minnesota. By 2020, Cliffs expects to be the sole producer of hot briquetted iron (HBI) in the Great Lakes region with the development of its first production plant in Toledo, Ohio. Driven by the core values of safety, social, environmental and capital stewardship, our employees endeavor to provide all stakeholders with operating and financial transparency. For more information, visit http://www.clevelandcliffs.com.

Forward-Looking Statements
This release contains statements that constitute "forward-looking statements" within the meaning of the federal securities laws. As a general matter, forward-looking statements relate to anticipated trends and expectations rather than historical matters. Forward-looking statements are subject to uncertainties and factors relating to Cliffs’ operations and business environment that are difficult to predict and may be beyond our control. Such uncertainties and factors may cause actual results to differ materially from those expressed or implied by the forward-looking statements. These statements speak only as of the date of this release, and we undertake no ongoing obligation, other than that imposed by law, to update these statements. Uncertainties and risk factors that could affect Cliffs’ future performance and cause results to differ from the forward-looking statements in this release include, but are not limited to: uncertainty and weaknesses in global economic conditions, including downward pressure on prices caused by oversupply or imported products, reduced market demand and risks related to U.S. government actions with respect to Section 232 of the Trade Expansion Act (as amended by the Trade Act of 1974), the United States-Mexico-Canada Agreement and/or other trade agreements, treaties or policies; continued volatility of iron ore and steel prices and other trends, which may impact the price-adjustment calculations under our sales contracts; our ability to successfully diversify our product mix and add new customers beyond our traditional blast furnace clientele; our ability to cost-effectively achieve planned production rates or levels, including at our HBI plant; our ability to successfully identify and consummate any strategic investments or development projects, including our HBI plant; the impact of our customers reducing their steel production due to increased market share of steel produced using other methods or lighter-weight steel alternatives; our actual economic iron ore reserves or reductions in current mineral estimates, including whether any mineralized material qualifies as a reserve; the outcome of any contractual disputes with our customers, joint venture partners or significant energy, material or service providers or any other litigation or arbitration; problems or uncertainties with sales volume or mix, productivity, tons mined, transportation, mine-closure obligations, environmental liabilities, employee-benefit costs and other risks of the mining industry; impacts of existing and increasing governmental regulation and related costs and liabilities, including failure to receive or maintain required operating and environmental permits, approvals, modifications or other authorization of, or from, any governmental or regulatory entity and costs related to implementing improvements to ensure compliance with regulatory changes; our ability to maintain adequate liquidity, our level of indebtedness and the availability of capital could limit cash flow available to fund working capital, planned capital expenditures, acquisitions and other general corporate purposes or ongoing needs of our business; our ability to continue to pay cash dividends, and the amount and timing of any cash dividends; availability of capital and our ability to maintain adequate liquidity; our ability to maintain appropriate relations with unions and employees; the ability of our customers, joint venture partners and third party service providers to meet their obligations to us on a timely basis or at all; events or circumstances that could impair or adversely impact the viability of a mine and the carrying value of associated assets, as well as any resulting impairment charges; uncertainties associated with natural disasters, weather conditions, unanticipated geological conditions, supply or price of energy, equipment failures and other unexpected events; adverse changes in interest rates and tax laws; and the potential existence of significant deficiencies or material weakness in our internal control over financial reporting.
For additional factors affecting the business of Cliffs, refer to Part I – Item 1A. Risk Factors of our Annual Report on Form 10-K for the year ended December 31, 2018. You are urged to carefully consider these risk factors.
Source: Cleveland-Cliffs Inc.

MEDIA CONTACT: Patricia Persico Director, Corporate Communications (216) 694-5316		INVESTOR CONTACT: Paul Finan Director, Investor Relations (216) 694-6544
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